Filed Pursuant to Rule 424(b)(5)
Registration No. 333-134603
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 31, 2006)
1,000,000 Shares
DXP Enterprises, Inc.
Common Stock

     We are offering 1,000,000 shares of common stock. Our common stock is traded on the NASDAQ Global Market under the symbol “DXPE”. On May 29, 2007, the last reported sale price of our common stock as reported on the NASDAQ Global Market was $52.09 per share.
     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

	Per Share	Total
Public offering price	$47.00	$47,000,000
Sales commissions	$2.115	$2,115,000
Proceeds, before expenses, to us	$44.885	$44,885,000
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
     We expect to deliver the shares to investors on or about June 4, 2007.

Stephens Inc.
The date of this prospectus supplement is May 30, 2007

i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the common stock that we are offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common stock that we are currently offering. Generally, the term “prospectus” refers to both parts combined.
     You should read and consider all of the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in each such document, in making your investment decision. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Our common stock is being offered and sold only in jurisdictions where offers and sales are permitted.
     As used in this prospectus supplement, the terms “DXP,” “Company,” “we,” “our,” “ours” and “us” refer to DXP Enterprises, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

ii

PROSPECTUS SUPPLEMENT SUMMARY
     This summary does not contain all of the information that you should consider before buying our common stock. You should, therefore, read carefully this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-4 and the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
DXP Enterprises, Inc.
     DXP, a Texas corporation, was incorporated in 1996 to be the successor to a company founded in 1908. Since our predecessor company was founded, we have primarily been a distributor of maintenance, repair, operating, and production, or “MROP,” products and a provider of value-added services, including technical design, fabrication, and supply chain management solutions, to industrial customers.
     Through our DXP Service Centers, we are a first-tier distributor of a wide range of MROP products, with over 60,000 SKUs in product categories including fluid handling equipment, bearing, power transmission equipment, electrical, safety supply, and general mill. Our value-added services include the design, fabrication, installation, repair, and maintenance of modular pumping systems, which we call Innovative Pumping Solutions, and our proprietary integrated supply chain management solution, SmartSource, which allows our customers to outsource all or part of their supply chain needs including procurement, inventory control, and on-site supply management.
     We market our MROP products, equipment, and services to over 25,000 customers through 44 branch service centers, 18 customer on-site supply chain locations, 5 fabrication centers, and 2 regional distribution centers in the Southwest, Southeast, and Rocky Mountain regions of the United States. We service a diverse customer base engaged primarily in the oil and gas, petrochemical, chemical, energy refining, mining, public utilities, food and beverage, and general manufacturing industries.
     For the fiscal years ended December 31, 2004, 2005 and 2006, our sales increased from $160.6 million to $185.4 million to $279.8 million, a compound annual growth rate of 20.3%. Similarly, our gross profit increased from $39.4 million to $49.7 million to $78.6 million, and our net income increased from $2.8 million to $5.5 million to $11.9 million.
Competitive Strengths
     Single Source, First-Tier Distribution. Unlike many of our competitors, we market our products primarily as a first-tier distributor, generally procuring products directly from the manufacturers rather than from other distributors. As a first-tier distributor, we are able to reduce our customers’ costs and improve efficiencies in the supply chain. We believe we are the only provider of pumps, bearings, power transmission, hose, safety equipment and industrial supplies on a first-tier basis.
     Supply Chain Management Solutions. We have designed our supply programs to address our customers’ specific product and procurement needs. We offer our customers various options for the integration of their supply needs, ranging from serving as a single source of supply for all or specific lines of products and product categories to offering a fully integrated supply package in which we assume the procurement and management functions, including ownership of inventory, at customers’ locations. Customers purchasing a number of products in large quantities are able to outsource all or most of those needs, including purchasing, accounting and supply chain management, to us so they can focus on their core business. For customers with smaller supply needs, we are able to combine our traditional distribution capabilities with our broad product categories and advanced ordering systems to allow them to engage in one-stop shopping without the commitment required under an integrated supply contract. Our supply programs lower our customers’ costs by reducing the duplication of effort by customer and supplier, thereby providing a productive, measurable solution to reduce costs and streamline procurement and sourcing functions.
Growth Strategy
     Our growth strategy is focused on increasing both our sales and our net income by growing organically and acquiring complementary businesses.
     Organic Growth. To increase sales, we intend to continue expanding in our current markets and in new markets. We also intend to broaden the product categories and services that we provide, to expand our customer base in existing stores, and to continue to add experienced sales representatives to our staff. We intend to continue to improve gross margins through technology, discipline and accountability. We believe that our training program for our staff and sales personnel, including continuous cross training on products, professional sales training and leadership training, will also help us to improve profit margins.
     Acquisitions. Our growth strategy includes acquiring businesses with complementary or desirable product lines, locations or customers. We believe that potential sellers consider us an acquirer of choice due to our operating strategy, our commitment to technology, our information systems in place, and the growth potential for employees. We completed seven acquisitions in the last two years at a total cost of $37.8 million. Most recently, we completed the acquisition of the business of Delta Process Equipment, Inc. in May 2007 for a total cost of $10 million. We acquired this business to strengthen our position with downstream oil and gas customers and municipal customers.
Principal Executive Offices
     Our principal executive offices are located at 7272 Pinemont Drive, Houston, Texas 77040. Our telephone number at that location is (713) 996-4700. Our Internet website is http://www.dxpe.com. Information contained on our website is not incorporated by reference in this prospectus, and you should not consider information contained on our website as part of this prospectus supplement.

The Offering

Issuer	DXP Enterprises, Inc.

Common stock offered	1,000,000 shares.

Common stock to be outstanding after this offering	6,314,089 shares.

Use of proceeds	To repay the approximately $35.0 million of outstanding borrowings under our $50.0 million revolving credit facility, with the remaining net proceeds to be used for general corporate purposes, which may include acquisitions. See “Use of Proceeds” on page S-7.

NASDAQ Global Market symbol	DXPE.

Risk factors	See “Risk Factors” beginning on page S-4 and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.
     The number of shares of our common stock to be outstanding after this offering is based on 5,314,089 shares of our common stock outstanding as of May 29, 2007 and assumes the sale of all 1,000,000 shares of our common stock offered hereby. The number of shares of common stock to be outstanding after this offering excludes (1) 121,226 shares issuable upon the exercise of stock options outstanding and having a weighted average exercise price of $2.07 per share, (2) 297,000 additional shares reserved for issuance under the DXP Enterprises, Inc. 2005 Restricted Stock Plan and (3) 420,000 shares issuable upon conversion of shares of our Series B convertible preferred stock outstanding, in each case as of May 29, 2007.

RISK FACTORS
     An investment in our common stock involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and all other information which may be incorporated by reference in this prospectus supplement and in the accompanying prospectus as provided under “Incorporation of Certain Information by Reference” in the accompanying prospectus, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC.
     This prospectus supplement contains forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement or the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.
Risks Related to Our Business
Our future results will be impacted by our ability to implement our internal growth strategy.
     Our future results will depend in part on our success in implementing our internal growth strategy, which includes expanding our existing geographic areas, selling additional products to existing customers and adding new customers. Our ability to implement this strategy will depend on our success in selling more products and services to existing customers, acquiring new customers, hiring qualified sales persons, and marketing integrated forms of supply management. Although we intend to increase sales and product offerings to existing customers, there can be no assurance that we will be successful in these efforts.
If we cannot successfully implement our acquisition strategy, our business, financial condition and results of operations could suffer.
     Our future results will depend in part on our success in implementing our acquisition strategy. This strategy includes taking advantage of a consolidation trend in the industry and effecting acquisitions of businesses with complementary or desirable new product lines, strategic distribution locations and attractive customer bases and manufacturer relationships. Our ability to implement this strategy will depend on our ability to identify, consummate and successfully assimilate acquisitions on economically favorable terms. Although DXP is actively seeking acquisitions that would meet its strategic objectives, there can be no assurance that we will be successful in these efforts. In addition, acquisitions involve a number of special risks, including possible adverse effects on our operating results, diversion of management’s attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, expenses associated with obsolete inventory of an acquired company and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that DXP or other businesses acquired in the future will achieve anticipated revenues and earnings. In addition, our loan agreement with our bank lender contains restrictions that could adversely affect our ability to implement our acquisition strategy. These restrictions include a provision prohibiting us from merging or consolidating with, or acquiring all or a substantial part of the properties or capital stock of, any other entity without the prior written consent of the lender. There can be no assurance that we will be able to obtain the lender’s consent to any of our proposed acquisitions.
If we fail to obtain additional financing for acquisitions, we may be unable to expand our business.
     We may need to finance acquisitions by using shares of common stock for a portion or all of the consideration to be paid. In the event that the common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources, if available, to maintain our acquisition program. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings.
Our business has substantial competition, and competition could adversely affect our results.
     Our business is highly competitive. We compete with a variety of industrial supply distributors, some of which have greater financial and other resources than us. Although many of our traditional distribution competitors are small enterprises selling to customers in a limited geographic area, we also compete with larger distributors that provide integrated supply programs such as those offered through outsourcing services similar to those that are offered by us. Some of these large distributors may be able to supply their products in a more timely and cost-efficient manner than us. Our competitors include direct mail suppliers, large warehouse stores and, to a lesser extent, certain manufacturers. Competitive pressures could adversely affect DXP’s sales and profitability.
The loss of or the failure to attract and retain key personnel could adversely impact our results of operations.
     We will continue to depend to a significant extent upon the efforts and ability of David R. Little, our Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Little or any other executive officer of our Company could have a material adverse effect on our financial condition and results of operations. We do not maintain key-man life insurance on the life of Mr. Little or on the lives of our other executive officers. In addition, our ability to grow successfully will depend upon our ability to attract and retain qualified management and technical and operational personnel. The failure to attract and retain such persons could materially adversely affect our financial condition and results of operations.
Disruptions in our relationships with our key suppliers or in their operations could negatively effect our business and results of operations.
     As a distributor of MROP products, our business is dependent on developing and maintaining close and productive relationships with our suppliers. We depend on our suppliers to sell us quality products at favorable prices. Many factors outside of our control could harm these relationships. For example, financial or operational difficulties with a supplier could cause that supplier to increase the cost of products we purchase from it. Supplier consolidation also could limit the number of suppliers from which we may purchase products and could materially affect prices we pay for these products. A disruption of our supplier relationships or a disruption in the operations of our key suppliers could have a material adverse effect on our business and results of operations.
     We have distribution rights for certain product lines and depend on these distribution rights for a substantial portion of our business. Many of these distribution rights are pursuant to contracts that are subject to cancellation upon little or no prior notice. Although we believe that we could obtain alternate distribution rights in the event of such a cancellation, the termination or limitation by any key supplier of its relationship with our company could result in a temporary disruption of our business and, in turn, could adversely affect our financial condition and results of operations.
A slowdown in the economy could negatively impact our sales growth.
     Economic and industry trends affect DXP’s business. Demand for our products is subject to economic trends affecting our customers and the industries in which they compete in particular. Many of these industries, such as the oil and gas industry, are subject to volatility while others, such as the petrochemical industry, are cyclical and materially affected by changes in the economy. As a result, demand for our products could be adversely impacted by changes in the markets of our customers.
Interruptions in the proper functioning of our information systems could disrupt operations and cause increases in costs and/or decreases in revenues.
     The proper functioning of DXP’s information systems is critical to the successful operation of our business. Although DXP’s information systems are protected through physical and software safeguards and remote processing capabilities exist, information systems are still vulnerable to natural disasters, power losses, telecommunication failures and other problems. If critical information systems fail or are otherwise unavailable, DXP’s ability to procure products to sell, process and ship customer orders, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay accounts payable and expenses could be adversely affected.
Risks Related to this Offering
We may sell more shares of common stock in the future.
     Upon consummation of this offering, we will have 6,314,089 shares of common stock outstanding. Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of our common stock and our ability to raise additional capital. Our executive officers and directors have agreed not to sell any such shares for 90 days following the date of this prospectus supplement without the consent of Stephens Inc. Thereafter, all shares held by our executive officers and directors will be eligible for sale in the public market, subject, in most cases, to applicable volume limitations and other resale conditions imposed by Rule 144. The sale, or the availability for sale, of substantial amounts of our common stock or securities convertible into common stock in the public market at any time subsequent to the date of this prospectus supplement could adversely affect the prevailing market price of our common stock.
The price of our common shares may fluctuate substantially, which could negatively affect the holders of our common shares.
     The price of our common stock could be subject to significant fluctuations in response to a variety of factors, including variations in our anticipated or actual results of operations, fluctuations in the price of the shares of our competitors, announcements of acquisitions as part of our growth strategy, additions or departures of key personnel, announcements of legal proceedings or regulatory matters, and general volatility in the stock market. The stock market has experienced volatility that has affected the market prices of equity securities of many companies, which has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, also could cause the market price of our common shares to fluctuate substantially. Volatility in the market price of our common shares may prevent the holders of our common shares from being able to sell their shares at or above the price that was paid for them.

USE OF PROCEEDS
     We will receive net proceeds from this offering of approximately $44,560,000 after payment of sales commissions and other offering expenses, estimated to total $2,440,000.
     We intend to use the net proceeds from the offering to repay approximately $35.0 million of outstanding borrowings under our $50.0 million revolving credit facility. Our credit facility bears interest at a variable rate of (1) LIBOR plus a margin ranging from 0.75% to 1.25% or (2) prime minus a margin of 1.75% to 1.25%, and matures on July 31, 2010. Borrowings under the credit facility in the past year have been used primarily to fund acquisitions. We expect to use the remaining net proceeds for general corporate purposes, which may include acquisitions. While we are continuously engaged in discussions with owners of business regarding possible acquisitions, at this time we have not reached definitive agreement with any third parties with respect to the potential acquisition of any business.
CAPITALIZATION
     The following table sets forth our capitalization as of March 31, 2007. Our capitalization is presented (1) on an actual basis, (2) on a pro forma basis to reflect the May 2007 acquisition of Delta Process Equipment, Inc. as if it had occurred on March 31, 2007 and (3) on a pro forma as adjusted basis to reflect the May 2007 acquisition of Delta Process Equipment, Inc. as if it had occurred on March 31, 2007, to give effect to the sale of 1,000,000 shares of common stock offered in this offering, less sales commissions and other estimated offering expenses, and to reflect our application of $35.0 million of the estimated net proceeds of the offering to repay outstanding borrowings under our revolving credit facility as described in “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated in this prospectus supplement by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

	March 31, 2007
		Pro Forma	Pro Forma As
	Actual	for Delta	Adjusted
	(Dollars in thousands, except per share data)
Debt:
Long-term debt, including current portion(1)	$38,159	$48,159	$13,159
Shareholders’ equity:
Series A preferred stock, 1/10th vote per share; $1.00 par value; liquidation preference of $100 per share ($112 at March 31, 2007); 1,000,000 shares authorized; 1,122 shares issued and outstanding	1	1	1

Series B convertible preferred stock, 1/10th vote per share; $1.00 par value; $100 stated value; liquidation preference of $100 per share ($1,500 at March 31, 2007); 1,000,000 shares authorized; 15,000 shares issued and outstanding	15	15	15

Common stock, $0.01 par value; 100,000,000 shares authorized; 5,310,889 shares issued and outstanding (as of March 31, 2007)	53	53	63
Paid-in capital	9,374	9,374	53,924
Retained earnings	34,007	34,007	34,007
Note receivable from David R. Little, CEO	(799)	(799)	(799)

Total shareholders’ equity	42,651	42,651	87,211
Total capitalization	80,810	90,810	100,370

(1)	Does not reflect amounts repaid under the Company’s credit facility after March 31, 2007.

PRICE RANGE OF COMMON STOCK
     Our common stock is traded on the NASDAQ Global Market under the symbol “DXPE”. The last reported sales price per share of our common stock on the NASDAQ Global Market was $52.09 on May 29, 2007. As of May 29, 2007, there were 5,314,089 shares of our common stock outstanding. The following table shows the high and low per share sales price for our common stock as reported on the NASDAQ Global Market for the periods indicated.

	Price
	High	Low
Fiscal Year Ending December 31, 2007:
First Quarter	$44.73	$28.21
Second Quarter (through May 29, 2007)	$53.88	$38.36
Fiscal Year Ended December 31, 2006:
First Quarter	$37.44	$16.61
Second Quarter	$59.24	$28.00
Third Quarter	$38.49	$20.60
Fourth Quarter	$36.61	$20.72
Fiscal Year Ended December 31, 2005:
First Quarter	$5.83	$4.41
Second Quarter	$8.50	$4.64
Third Quarter	$24.83	$6.54
Fourth Quarter	$26.30	$12.21
DIVIDEND POLICY
     We anticipate that future earnings will be retained to finance the continuing development of our business. In addition, our bank credit facility prohibits us from declaring or paying any dividends or other distributions on our capital stock except for the monthly $0.50 per share dividend on our Series B convertible preferred stock, which amounts to $90,000 in the aggregate per year. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, the success of our business activities, regulatory and capital requirements, our lenders, our general financial condition and general business conditions.

PLAN OF DISTRIBUTION
          Stephens Inc. has entered into a placement agency agreement with us. Pursuant to the placement agency agreement, Stephens Inc. has agreed to act as placement agent for the sale of up to 1,000,000 shares of our common stock in connection with this offering. The placement agent is using its reasonable efforts to introduce us to investors who will purchase the shares. The placement agent does not have any obligation to buy any of the shares from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares.
          We have agreed to pay the placement agent a commission equal to 4.50% of the gross proceeds of the sale of shares in this offering. The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the common stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the common stock offered hereby.

Per share of common stock	$2.115
Total commissions	$2,115,000
Because there is no minimum offering amount required as a condition to closing in this offering, the actual total commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.
          We have also agreed to reimburse the placement agent for the reasonable and documented out of pocket expenses, including the reasonable fees and expenses of its counsel and other experts, incurred by the placement agent in connection with this offering which are estimated not to exceed $110,000. In compliance with the guidelines of the National Association of Securities Dealers, Inc., the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering will in no event exceed 8.0% of the gross proceeds of the offering. We estimate the total expenses of this offering which will be payable by us, excluding the placement agent’s commissions, will be approximately $2,440,000.
          We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make in respect thereof.
          The price per share of the common stock was determined based on discussions between us and the placement agent. Investors will be informed of the date and manner in which they must transmit the purchase price for their shares. It is expected that the sale of the common stock will be completed on June 4, 2007. On the scheduled closing date, the following will occur:
•	we will receive funds in the amount of the aggregate purchase price;

•	we will deposit the shares being sold with the Depository Trust Company, which will credit the shares to the respective accounts of the investors; and

•	the placement agent will receive its commission in accordance with the terms of the placement agency agreement.

          The placement agency agreement provides that the completion of the sale of the common stock is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel. If the conditions of this offering are not satisfied or waived, all investor funds will be returned promptly to the investors and this offering will terminate.
          Our executive officers and directors have agreed to a 90-day “lock up” with respect to future sales of shares of our common stock and other of our securities that they beneficially own. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, such persons may not, without the prior written consent of the placement agent, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” or otherwise dispose of or transfer any shares of common stock, options to acquire shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned by them, or publicly announce an intention to do any of the foregoing. The 90-day restricted period described above is subject to automatic extension such that, in the event that either (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the “lock up” restrictions described above will, subject to limited exceptions, continue to apply until the date that is 18 days after the date of issuance of the earnings release or the occurrence of the material news or material event. We have agreed in the placement agency agreement to a similar lock up for the same periods described above.
          The placement agency agreement, including the form of lock-up letter as an exhibit thereto, will be included as an exhibit to our Current Report on Form 8-K that we will file with the Securities and Exchange Commission in connection with the consummation of this offering.
          The placement agent or its affiliates may from time to time engage in investment banking and advisory services for us in the ordinary course of their business.
LEGAL MATTERS
          The validity of the shares of common stock offered by us will be passed upon for us by Fulbright & Jaworski L.L.P. Alston & Bird LLP will pass on certain legal matters for the placement agent in connection with this offering.
EXPERTS
          The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 have been so incorporated in reliance on the report of Hein & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS
DXP Enterprises, Inc.
1,000,000 Shares of Common Stock
We may from time to time offer and sell shares of our common stock, $.01 par value. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.
We encourage you to carefully read this prospectus and any prospectus supplement before you invest in our common stock. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our common stock unless accompanied by a prospectus supplement.
Our common stock is traded on the NASDAQ National Market (NASDAQ) under the symbol “DXPE”. On May 26, 2006, the last reported sale price of our common stock on NASDAQ was $46.05.
We urge you to carefully review and consider the information under the heading “Risk Factors” on page 1 of this prospectus and in the applicable prospectus supplement before investing in our common stock.
These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 31, 2006.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
As used in this prospectus, the terms “DXP,” “Company,” “we,” “our,” “ours” and “us” refer to DXP Enterprises, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

DXP Enterprises, Inc.
DXP, a Texas corporation, was incorporated in 1996, to be the successor to a company founded in 1908. Since our predecessor company was founded, we have primarily been engaged in the business of distributing maintenance, repair and operating (“MRO”) products, equipment and service to industrial customers. We are organized into two segments: MRO and Electrical Contractor.
The MRO segment provides MRO products, equipment and integrated services, including engineering expertise and logistics capabilities, to industrial customers. We provide a wide range of MRO products in the fluid handling equipment, bearing, power transmission equipment, general mill, safety supply and electrical products categories. We offer our customers a single source of integrated services and supply on an efficient and competitive basis by being a first-tier distributor who can purchase products directly from the manufacturer. We also provide integrated services such as system design, fabrication, installation, repair and maintenance for our customers. We offer a wide range of industrial MRO products, equipment and services through a complete continuum of customized and efficient MRO solutions, ranging from traditional distribution to fully integrated supply contracts. The integrated solution is tailored to satisfy our customers’ unique needs.
The Electrical Contractor segment was formed in 1998 with the acquisition of substantially all of the assets of an electrical supply business. The Electrical Contractor segment sells a broad range of electrical products, such as wire conduit, wiring devices, electrical fittings and boxes, signaling devices, heaters, tools, switch gear, lighting, lamps, tape, lugs, wire nuts, batteries, fans and fuses, to electrical contractors. The segment has one owned warehouse/sales facility in Memphis, Tennessee.
Our principal executive offices are located at 7272 Pinemont Drive, Houston, Texas 77040. Our telephone number at that location is (713) 996-4700. Our Internet website is http://www.dxpe.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.
RISK FACTORS
An investment in our common stock involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.
POTENTIAL ANTI-TAKEOVER EFFECTS
Our Restated Articles of Incorporation, as amended, allow our Board of Directors to issue shares of preferred stock without shareholder approval on such terms as the Board of Directors may determine. The rights of all the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Our Restated Articles of Incorporation, as amended, also do not allow cumulative voting in the election of directors. In addition, Chapter 21 of the Texas Business Organizations Code imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations such as the Company and shareholders who beneficially own 20% or more of the corporation’s voting stock unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the shareholder acquiring such 20% ownership. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock and Indemnification of Officers and Directors.”
CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS OF DXP
As of the date of this prospectus, our executive officers and directors beneficially own approximately 52% of our outstanding common stock. As a result, such persons, acting together, will be able to elect all of our directors, will retain the voting power to approve most matters requiring shareholder approval and will have significant influence on our affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION ON ABILITY TO PAY DIVIDENDS
We anticipate that future earnings will be retained to finance the continuing development of our business. In addition, our bank credit facility prohibits us from declaring or paying any dividends or other distributions on our capital stock except for the monthly $0.50 per share dividend on our Series B convertible preferred stock, which amounts to $90,000 in the aggregate per year. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, the success of our business activities, regulatory and capital requirements, our lenders, our general financial condition and general business conditions.
FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. You are cautioned that any such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. These factors include the effectiveness of management’s strategies and decisions, general economic and business conditions, developments in technology, new or modified statutory or regulatory requirements and changing prices and market conditions. These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors.” Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.
USE OF PROCEEDS
We intend to use the net proceeds from the sales of our common stock as set forth in the applicable prospectus supplement.
PLAN OF DISTRIBUTION
We may use this prospectus and any accompanying prospectus supplement to sell shares of our common stock from time to time as follows:
•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers; and

•	through any other method permitted by applicable law.
We, or agents designated by us, may directly solicit, from time to time, offers to purchase our common stock. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. We will name the agents involved in the offer or sale of our common stock and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize any underwriters in the sale of our common stock in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of our common stock in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act of 1933. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize a dealer in the sale of our common stock in respect of which this prospectus is delivered, we will sell those shares of our common stock to the dealer, as principal. The dealer may then resell those shares to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act of 1933. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.
To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell shares of our common stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.
The place and time of delivery for those shares of our common stock in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.
Description of Capital Stock
and
Indemnification of Directors and Officers
The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our articles of incorporation and bylaws, which are incorporated by reference in this prospectus, and to Texas law.
General
The Company has an authorized capitalization of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 1,000,000 shares have been designated Series A Preferred Stock, and 1,000,000 shares have been designated Series B Convertible Preferred Stock. We have reserved a total of 612,181 shares of our common stock for grants of options and restricted stock awards under our stock plans. As of May 25, 2006, there were 5,123,134 shares of common stock, 1,120 shares of Series A Preferred Stock and 15,000 shares of Series B Convertible Preferred Stock outstanding. As of such date, there were 581 holders of record of common stock.
Common Stock
Dividends. The holders of shares of Series B Convertible Preferred Stock are entitled to dividends before the payment of any dividends to holders of shares of common stock. The holders of shares of common stock have no right or preference to the holders of shares of any other class of capital stock of the Company in respect of the declaration or payment of any dividends or distributions by the Company. The holders of shares of common stock shall be entitled to equally receive any dividends or distributions, if and when declared by the Board of Directors out of any funds legally available for that purpose.
Liquidation, Dissolution or Winding Up. Subject to the required cash payments to the Series A Preferred Stock and the Series B Convertible Preferred Stock, the remainder of the assets of the Company, if any, shall be divided and distributed ratably among the holders of the Series B Convertible Preferred Stock and the common stock.

Redemption. No shares of common stock are callable or redeemable by the Company.
Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company.
Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Company on all propositions presented to the shareholders generally.
Preferred Stock
Dividends. The holders of shares of Series A Preferred Stock shall not as a matter of right be entitled to be paid or receive or have declared or set apart for such Series A Preferred Stock, any dividends or distributions of the Company. The holders of shares of Series B Convertible Preferred Stock receive dividends out of any funds legally available for that purpose at the annual rate of 6% per annum of the par value and no more. These dividends are payable in cash monthly on the last day of each month. The dividends accrue from the date the Series B Convertible Preferred Stock is issued and is considered to accrue from day to day, whether or not earned or declared. The dividends are payable before any dividends are paid, declared, or set apart for any other capital stock of the Company. The dividends are cumulative so that if for any dividend period the dividends on the outstanding Series B Convertible Preferred Stock are not paid or declared and set apart, the deficiency shall be fully paid or declared and set apart for payment, without interest, before any distribution (by dividend or otherwise) is paid on, declared, or set apart for any other capital stock of the Company. The holders of shares of Series B Convertible Preferred Stock shall not be entitled to receive any other dividends or distributions.
Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive $100.00 in cash for each share of Series A Preferred Stock, before any distribution of the assets of the Company shall be made to the holders of the outstanding shares of Series B Convertible Preferred Stock, unless funds necessary for such payment shall have been set aside in trust for the account of the holders of outstanding shares of Series A Preferred Stock so as to be and continue to be available therefor. After the $100.00 distribution per share of the Series A Preferred Stock, the holders of outstanding shares of Series B Convertible Preferred Stock shall be entitled to receive $100.00 in cash for each share, before any distribution of the assets of the Company shall be made to the holders of the outstanding shares of any other capital stock of the Company, unless funds necessary for such payment shall have been set aside in trust for the account of the holders of outstanding shares of Series B Convertible Preferred Stock so as to be and continue to be available therefor.
Redemption. No shares of Series A Preferred Stock shall be callable or redeemable by the Company. The Company, at the option of its Board of Directors, may at any time five years from the date of issuance redeem the whole or any part of the outstanding Series B Convertible Preferred Stock shares by paying in cash $110.00 per share plus all dividends accrued, unpaid, and accumulated through and including the redemption date. If only a part of the outstanding Series B Convertible Preferred Stock shares is redeemed, redemption will be pro rata. No Series B Convertible Preferred Stock shares may be redeemed unless all accrued dividends on the Series B Convertible Preferred Stock have been paid for all past dividend periods and full dividends for the current period, except those to be redeemed, have been paid or declared and set apart for payment.
The holders of any shares of the Series B Convertible Preferred Stock called for redemption are entitled to receive 28 shares of common stock for each share of Series B Convertible Preferred Stock. The holders are entitled to exercise said conversion right at any time after redemption notice is given and before the close of business on the fifth day before the redemption date stated in the notice. The right to receive the converted shares is at the shareholder’s option and requires delivery to the Company of the shareholder’s written notice stating the number of shares the shareholder is electing to convert. The exercise of the right also requires the shareholder, on or before the redemption date, to surrender the certificate or certificates, duly endorsed to the Company, for the Series B Convertible Preferred Stock shares at the office of the Company or its transfer agent.
Conversion. No holder of Series A Preferred Stock shall have the right to convert or exchange shares with or into any other shares of capital stock of the Company. The holders of shares of Series B Convertible Preferred Stock shall have the right to convert each share of Series B Convertible Preferred Stock into 28 shares of common stock at any time. The right to receive the converted shares requires delivery to the Company’s office or its transfer agent of the shareholder’s written notice stating the number of shares the shareholder is electing to convert. Such notice shall be accompanied by the surrender of the Series B Convertible Preferred Stock certificate or certificates, duly endorsed to the Company. The date of conversion shall be the date of receipt by the Company or its transfer agent of the notice and the duly endorsed certificate(s).

Voting. Each share of Series A Preferred Stock and each share of Series B Convertible Preferred Stock shall entitle the holder thereof to 1/10th of a vote, in person or by proxy, at any and all meetings of shareholders of the Company on all propositions presented to shareholders generally.
Certain Anti-Takeover Effects of Certain Provisions of the Company’s Articles of Incorporation, Bylaws and the Texas Business Corporation Act
The Company’s Restated Articles of Incorporation, as amended, and Bylaws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise. The description of such provisions set forth below is intended only as a summary and is qualified in its entirety by reference to the Restated Articles of Incorporation, as amended, and Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Preferred Stock. The Restated Articles of Incorporation, as amended, authorize the Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock the terms and rights of such series. The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the Company’s shareholders, unless such action is required by the Restated Articles of Incorporation, as amended, applicable laws or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded.
Although the Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror otherwise may be able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some, or a majority, of the Company’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.
Special Meeting of Shareholders. The Bylaws provide that special meetings of shareholders may be called only by the President or the Board of Directors. Such provisions, together with the other anti-takeover provisions described herein, also could have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.
Texas Anti-Takeover Law. Chapter 21 of the Texas Business Organizations Code (the “Code”) imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the affiliated shareholder becoming an affiliated shareholder. Chapter 21 prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholders being defined as an affiliated shareholder) for a period of three years following the date the shareholder acquired the shares representing 20% or more of the corporation’s voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to any transaction with an affiliated shareholder if the transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares or if the affiliated shareholder was an affiliated shareholder prior to December 31, 1996, and continued as such through the date of the transaction. Chapter 21 contains a provision that allows a corporation to elect out of the statute by an amendment to its articles of incorporation or bylaws prior to December 31, 1997. Chapter 21 could have the effect of delaying, deferring or preventing a change in control of the Company.
Indemnification of Directors and Officers
Chapter 8 of the Code provides that a corporation may indemnify any director or officer who was, is or is threatened to be named a defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.
Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8 of the Code.
The Company’s Restated Articles of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the Code. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Company’s Bylaws.
The above discussion of the Code and the Company’s Restated Articles of Incorporation, as amended, and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, the Restated Articles of Incorporation and Bylaws, respectively.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS
In connection with particular offerings of our common stock in the future, and if stated in the applicable prospectus supplement, the validity of those shares of common stock may be passed upon for us by Fulbright & Jaworski L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2005 have been so incorporated in reliance on the report of Hein & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our common stock, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.dxpe.com.
We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934.
Our common stock is listed on NASDAQ and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of The NASDAQ Stock Market, Inc., which is located at 9600 Blackwell Road, Rockville, MD 20850.
Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934 and is not incorporated in this prospectus:
•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, filed with the SEC on March 10, 2006, as amended by Form 10-K/A, filed with the SEC on May 1, 2006.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 12, 2006.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 9, 1996.
We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

DXP Enterprises, Inc.
7272 Pinemont Drive
Houston, Texas 77040
(713) 996-4700
Attention: Corporate Secretary